EXHIBIT 99.1

eLINEAR SOLUTIONS ANNOUNCES FIRST QUARTER REVENUE OF $5.5 MILLION AND A 98% INCREASE IN GROSS PROFIT

HOUSTON, TEXAS--(BUSINESS WIRE)—May 18, 2005--eLinear, Inc. (AMEX: ELU) announced today its financial results for the first quarter ended March 31, 2005. Revenue for the first quarter ended March 31, 2005 was $5.5 million, an increase of 32% compared to revenue of $4.1 million for the first quarter of 2004. Gross profit was approximately $912,000, an increase of 98% compared to $460,316 for the first quarter of 2004. Gross margin in the first quarter of 2005 was nearly 17%, over 50% better than the 11% earned in the first quarter of 2004. Net loss for the quarter was $3.4 million, nearly half of which can be contributed to marketing and funding charges that were disclosed in the March 22, 2005 annual results press release.

Mike Lewis, President and CEO of eLinear, stated, "Our first quarter in 2005 was in line with what we expected. Our revenues grew steadily while our margins showed even better improvement. Noteworthy milestones included $12 million in funding and the launching of a new marketing campaign. Management remains confident and excited about our forecasted goal of reaching operating profitability during the fourth quarter of 2005 and growing fiscal 2005 revenues to the $32-36 million range."

Ramzi Nassar, Chief Strategy Officer of eLinear, stated, "Revenue during the first quarter is normally lower relative to other quarters due to seasonality. We are seeing clear improvements in revenues and gross margins during this second quarter and looking forward, we anticipate accelerating growth and expanding gross margins throughout 2005 as we execute on our business plan and as we realize the benefits of the operating leverage we built into our model in 2004. ”

Results of Operations for the First Quarter March 31, 2005 and 2004

	Three Months Ended
	March 31, 2005	March 31, 2004
Revenue	$5,512,275	$4,175,078
Cost of revenue	4,599,757	3,714,762
Gross profit	912,518	460,316
Selling, general and administrative expenses	3,983,155	1,889,169
Depreciation and amortization	133,051	8,505
Loss from operations	(3,203,688)	(1,437,358)
Other income (expense)	(213,679)	(43,272)
Net loss	$(3,417,367)	$(1,480,630)

Net loss per share - basic and diluted	$(0.15)	$(0.09)

About eLinear, Inc.

eLinear, Inc. is a communications, security and compliance company providing integrated technology solutions including information and physical security, IP Telephony and network and storage solutions infrastructure. Typically, the company’s customers are Fortune 2000 and small to medium sized business organizations. eLinear’s services are offered to companies seeking to increase productivity or reduce costs through investing in technology. eLinear has a national and international footprint and has its headquarters in Houston, Texas.

Safe Harbor Statement

This press release contains statements that may constitute forward-looking statements, including the company’s ability to realize the projected revenues from the newly announced project orders and the future strength of the company’s business and industry. These statements are based on current expectations and assumptions and involve a number of uncertainties and risks that could cause actual results to differ materially from those currently expected. For additional information about eLinear's future business and financial results, refer to eLinear's Annual Report on Form 10-KSB for the year ended December 31, 2004 and Form 10-QSB for the quarter ended March 31, 2005. eLinear undertakes no obligation to update any forward-looking statement that may be made from time to time by or on behalf of the company, whether as a result of new information, future events or otherwise.

For more information contact:

Brian Stanton

Phone: (713) 896-0500

e-mail: investorrelations@elinear.com